Exhibit 99.1

AUDIT COMMITTEE CHARTER

Organization:

The board has an Audit Committee which consists of Messrs. John van Arem and Wayne Doss. Mr. Van Arem has more than 10 years of operating and industry experience. Mr. van Arem is financially literate and is not an independent member of the audit committee. Mr. Doss has over 20 years of financial and operational experience. Mr. Doss is financially literate and is an independent member of the audit committee.

Purpose:

The Audit Committee has been established by the Board of Directors to assist the Board in fulfilling its responsibilities by overseeing the integrity of the Corporation’s financial statements, the financial reporting processes, internal accounting and financial controls, the annual independent audit of the Corporation’s financial statements, and other aspects of the financial management of the Corporation, including overseeing the establishment and maintenance of processes to assure compliance by the Corporation with all applicable laws, regulations and Corporation policy. However, it is not the responsibility of the Audit Committee for either the preparation of or the auditing of the financial statements. It is the responsibility of the Audit Committee to promote an open means of communication between the directors, the independent auditors and the financial management of the Corporation. It is the responsibility of the financial management of the Corporation to prepare financial statements in accordance with generally accepted accounting principles and of the independent auditors to audit the annual financial statements.

The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances.

Composition:

The Committee shall consist of at least two members elected by the Board to serve until their successors shall be duly elected and qualified.  The Chair of the Committee shall be designated by the Board.  Committee members shall not, at the same time, serve on the audit committees of more than three other public companies.

Meetings:

The Committee shall meet at such times as it determines. Special meetings may be called by the Chair.  As part of its obligation to promote open communication, the Committee shall meet regularly with management and the independent auditors to discuss any matters that the Committee or each of these groups believe should be discussed privately.

Authority:

 The Committee shall have the authority to appoint and dismiss the Corporation’s independent auditors.  The independent auditor shall report directly to the Committee.
The Committee shall have the sole authority to approve the amount of fees and other terms of any engagement by the Corporation of the independent auditors.
The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee.
The Committee may request any director, officer or employee of the Corporation or the Corporation’s outside counsel, or independent auditor or other consultant to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Responsibilities:

The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

1. Review and update this Charter annually to determine whether revisions are necessary.

2. Review the material financial information included in any prospectus, press release, information circular or annual information form prior to their release and, where appropriate, recommend to the Board whether such prospectus, press release, information circular or annual information form should be approved by the Board.

3. Verify the implementation and adequacy of review procedures for the issuer’s public disclosure of financial information extracted from or arising out of the issuer’s financial statements.

4. Review the annual tax status of the Company.

5.   Appoint and/or dismiss the Corporation’s independent auditors and its compensation.

6.   Review and approve the independent auditor’s proposed audit scope, approach and fees.

7.   Pre-approve all audit and permitted non-audit services to be performed by the independent auditors subject to such procedures as may be established by the Committee.

8.   Obtain and review a report by the independent auditors describing the firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

9. Actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors.

10. Report to the Board on the activities, findings and recommendations of the Audit Committee.

11. Establish procedures for the treatment of complaints received by the issuer regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing of the issuer.

12. Review and approve the hiring policies regarding partners, employees and former partners and employees of the current and former external auditor.

Financial Statement Review:

1. Oversee the annual and quarterly financial reporting processes.

a. The Committee shall review with management and the independent auditors the financial statements and Management’s Discussion and Analysis (“MD&A”) to be included in the Corporation’s Annual Report prior to filing or distribution, including the applicability of critical accounting policies, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

b. The Committee shall review with management the interim financial statements and MD&A to be included in the Corporation’s quarterly reports.  The Committee shall also discuss the results of the quarterly reviews and any other matters required to be communicated to the Committee by the independent auditors under current regulations and standards.

2. Obtain and review periodic reports from management and the independent auditors assessing the effectiveness of the Corporation’s internal control structure and procedures for financial reporting including:  (a) all significant deficiencies or material weaknesses in the design or operation of internal controls, and (b) any fraud, whether or not material, that involves management or other employees having a significant role in the internal controls, all significant changes to internal controls, including corrective actions, since the last report to the Committee.

System of Internal Control:

1.  Consider any internal controls required because of business relationships with significant vendors and consultants.

2.  Ensure that contracts with external service providers contain appropriate record-keeping and audit language.

Audit Process:

1.	Assure and maintain, through the organizational structure of the organization and by other means, the independence of the audit process.

2.	Review the independent auditors’ audit plan and engagement letter with management and the independent auditors, including audit scope and approach.

3.	Ensure that auditors have access to all documents, information and systems in the organization.

4.	Receive and review all audit reports and management letters.

5.	Review the responsiveness and timeliness of management’s follow-up activities pertaining to any reported findings and recommendations.

6
Ensure production of a report of all costs of and payments to the external financial statement auditor. The listing should separately disclose the costs of the financial statement audit, other attest projects, agreed-upon-procedures and any non-audit services provided.

7.	Engage the independent auditors to review the quarterly interim financial statements.

8.
Preview and pre approve any non-audit services and any related fees. Any changes in such services and related fees must be reviewed and approved by the Committee Chair, who will present the item at the first scheduled meeting following such change.

External Auditor Service Fees:

Mintz & Partners, LLC has audited the Company's financial statements annually since 2001.   Fees related to services performed by Mintz & Partners, LLC in 2006 and 2005 were as follows:

	2006	2005
Audit Fees (1)	$100,727	$47,523
Audit-Related Fees	0	0
Tax Fees	13,771	36,027

All Other Fees	$9,181	$11,801

Total	$123,679	$50,850

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements.

Other Duties:

To provide assurance of Company compliance with all legal and regulatory requirements, the Committee shall:

• Consider the financial statement implications of applicable laws and regulations overseen by other Committees of the Board.

• Receive and review copies of legal letters provided to the independent auditors, by in-house and outside counsel regarding claims and possible claims against the Company.

• Make inquiries of management, as well as the independent auditors, to ensure that all material legal matters have been brought to the attention of the Committee.

• Obtain assurance from management regarding the Company’s compliance with applicable laws and regulations in all jurisdictions where the Company does business.

• On at least an annual basis, review with the Company’s counsel any legal matters that could have a significant impact on the organization’s financial statements or risk profile, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Regulations:

The following are certain regulations with respect to the Committee:

• The Committee shall have the power, authority and discretion delegated to it by the Board and shall conform to the regulations which may from time to time be imposed upon it by the Board.

• The Committee may meet and adjourn, as it thinks proper.

• A resolution approved in writing by the members of the Committee shall be valid and effective as if it had been passed at a duly called meeting. Such resolution shall be filed with the minutes of the proceedings of the Committee and shall be effective on the date thereon.

• The Committee shall keep regular minutes of its meetings and record all material matters and shall cause such minutes to be recorded in the books kept for that purpose.

• The Board of Directors shall have the power at any time to revoke or override the authority given to or acts done by the Committee except as to acts done before such revocation or act of overriding and to terminate the appointment or change the membership of the Committee or fill in it as it shall see fit.

• The Committee shall have unrestricted access to all Company personnel and documents and shall be provided with the resources, including independent counsel and other professional advisors where necessary, to carry out its responsibilities.